Exhibit 99.2

Filed Pursuant to Rule 433

Registration No. 333-172253

Issuer Free Writing Prospectus dated May 18, 2011

Relating to Preliminary Prospectus dated May 12, 2011

Information Regarding Anticipated Settlement of Mosaic Common Stock

Based upon information currently available, the transaction described in the merger and distribution agreement between The Mosaic Company and Cargill, including the recapitalization of Mosaic stock, is expected to close on May 25, 2011. In addition, the registered secondary offering of Mosaic stock being conducted in conjunction with the merger transactions is expected to be priced following the close of business on May 19, 2011 and to close on May 25, 2011 following the merger. Additional information relating to settlement of trading in Mosaic common stock during this period is set forth below:

Merger Transaction—Exchange of Existing Shares

•	The merger is anticipated to become effective before the opening of trading on the New York Stock Exchange on May 25, 2011

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Trading of existing shares of common stock of Mosaic (CUSIP 61945A 10 7) prior to May 25, 2011 will utilize the company’s existing ticker symbol (NYSE: MOS) and settle on a normal three business day (T + 3) cycle

•	Trading in shares of existing common stock would be suspended following the close of trading on the NYSE on May 24, 2011

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Shares of existing common stock would be exchanged for shares of common stock of the new holding company parent (to be renamed The Mosaic Company) of Mosaic (CUSIP 61945C 10 3) and are expected to be admitted for listing and trading on the NYSE as of the opening of trading on May 25, 2011

Initial Formation Offering—Settlement of New Shares

•	Pricing is anticipated to take place following the close of business on May 19, 2011

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These additional shares are anticipated to be admitted to trading on a “when issued” basis as of the opening of trading on May 20, 2011 using the new holding company CUSIP (61945C 10 3) and a temporary ticker symbol (NYSE: MOS_WI), which is expected to remain effective through the close of trading on May 24, 2011

•	As a result, trading would occur under both the MOS and MOS_WI symbols on May 20, 23 and 24

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As of the commencement of trading on May 25, 2011, trading on a “when issued” basis is expected to cease and all further trading of Mosaic shares would proceed under the MOS ticker symbol using normal T+3 settlement procedures. Settlement of shares sold in the initial formation offering is expected to take place on May 25, 2011. However, all aftermarket “when issued” trading under the MOS_WI symbol would settle on May 27, 2011. Accordingly, for trades made on a “when issued” basis on either May 20 or May 23, settlement would take place on a longer settlement cycle than T + 3. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Purchasers who wish to make “when issued” trades on May 20 or May 23 will be required, by virtue of the fact that such trades will settle on May 27, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to make “when issued” trades on May 20 or May 23 should consult their own advisor.

GNS II (U.S.) Corp. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GNS II (U.S.) Corp. has filed with the SEC for more complete information about GNS II (U.S.) Corp. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GNS II (U.S.) Corp., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.